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                                                                    Exhibit 12.1

  STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (Dollars In Thousands)


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
                                                        Twelve Months
                                                        Ended June 30,                     Year Ended December 31
                                                     -------------------   -------------------------------------------------------
                                                      1997       1996       1996        1995        1994        1993        1992
                                                     -------    -------    -------     -------     -------     -------     -------
EARNINGS AVAILABLE FOR FIXED CHARGES
Pre-tax Income:
  Income from continuing operations
    per statement of income..................        149,487    135,006    167,351     128,382      79,312     163,812     153,942
  Federal income taxes.......................         54,315     94,787    107,747      91,519      74,816      93,702      76,114
  Federal income taxes charged to
    other income - net.......................          9,785    (11,933)    (1,608)    (12,068)     22,687        (418)     (1,781)
  Capitalized interest.......................           (540)      (930)      (600)       (660)       (400)       (791)     (1,205)
  Undistributed (earnings) or losses of
    less-than-fifty-percent-owned entities...         (1,106)    26,046        460       8,325         743          --        (567)
                                                     -------    -------    -------     -------     -------     -------     -------
          Total..............................        211,941    242,976    273,350     215,498     177,158     256,305     226,503

Fixed Charges:
  Interest expense...........................        122,729    125,126    122,635     131,346     126,555     120,962     131,029
  Other interest.............................            540        930        600         660         400         791       1,205
  Portion of rentals representative of the
    interest factor..........................          3,855      4,500      4,187       5,150       5,555       5,570       5,991
                                                     -------    -------    -------     -------     -------     -------      ------
          Total..............................        127,124    130,556    127,422     137,156     132,510     127,323     138,225


Earnings Available for Fixed Charges........         339,065    373,532    400,772     352,654     309,668     383,628     364,728
                                                     =======    =======    =======     =======     =======     =======     =======
RATIO OF EARNINGS TO FIXED CHARGES...........           2.67x      2.86x      3.15x       2.57x       2.34x       3.01x       2.64x

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